Exhibit 10.21

DEVELOPMENT AND SUPPLY AGREEMENT

THIS DEVELOPMENT AND SUPPLY AGREEMENT (“Agreement”) is made as of this 27th day of March 2009 (the “Effective Date”) by and between Oxygen Biotherapeutics, Inc., having its principal place of business at 3189 Airway Avenue, Building C, Costa Mesa, California 92626 USA (“Oxygen Biotherapeutics” or “OBI”) and Hospira Worldwide, Inc. having a principal place of business at 275 North Field Drive, Lake Forest, Illinois, 60045, U.S.A. (“Hospira”).

WITNESSETH:

WHEREAS, OBI owns rights to the therapeutic perfluorocarbon oxygen carrying compound, Oxycyte,® currently under phase IIb clinical trials for use in the treatment of traumatic brain injury;

WHEREAS, OBI desires to enter into an agreement with Hospira to perform development, formulation, fill and finish services with respect to the Oxycyte® compound for use in such clinical trials and thereafter, for commercial sale and use in the market; and

WHEREAS, Hospira is willing to perform such services for OBI with respect to the Oxycyte® compound.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, OBI and Hospira agree as follows:

Article 1. Definitions

The following words and phrases when used herein with capital letters shall have the meanings set forth or referenced below:

1.1 “Act” shall mean the current good manufacturing practices as set forth in the Federal Food, API and Cosmetic Act (21 U.S.C. 301), as amended.

1.2 “Active Pharmaceutical Ingredient” or “API” shall mean the active pharmaceutical ingredient of the Oxycyte® compound in bulk form that OBI shall deliver to Hospira for incorporation into Product (as hereinafter defined) and meeting the applicable Active Pharmaceutical Ingredient Specifications (as hereinafter defined).

1.3 “Active Pharmaceutical Ingredient Specifications” shall mean the detailed description and parameters of the API set forth on Exhibit 1.3.

1.4 “Affiliate” shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation or non-corporate business entity if it owns, or directly or indirectly controls, in excess of fifty percent (50%) of the voting stock of the other corporation, or: (a) in the absence of the ownership of in excess of fifty percent (50%) of the voting stock of a corporation; or (b) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

1.5 “Applicable Laws” means all applicable, federal, state and local laws, ordinances, rules and regulations including, without limitation, the Act (as defined herein), cGMP, the Canadian Food and Drug Act and Regulations, the Swiss Law on Therapeutic Products and the corresponding laws, ordinances, rules and regulations of any other applicable jurisdiction.

1.6 “Batch Records” means Product batch-specific manufacturing, packaging and test records and documentation relating to manufacturing, packaging and release of each batch, exception documentation, deviations/discrepancies and additional documentation generated and/or processed as part of the production record of the relevant batch.

1.7 “Certificate of Analysis” means, for each Product batch produced, the form of Hospira’s document setting forth the measured and observable characteristics of Product from the batch, and confirming that such batch meets the Product Specifications. Each Certificate of Analysis shall include: (a) a listing of tests performed by or on behalf of Hospira, test date(s), and test results; and (b) a reference to or inclusion of the related Certificate of Compliance. The Parties shall from time to time agree upon a format or formats for the Certificate of Analysis to be used under this Agreement.

1.8 “Certificate of Compliance” means, for each Product batch, the form of Hospira’s document: (a) listing the manufacturing date, the unique batch number, and the quantity of Product in such batch, and (b) certifying that such batch was manufactured in accordance with Applicable Laws, including, without limitation, cGMP. The Certificate of Compliance may be included within the Certificate of Analysis, or separately, if required by OBI for regulatory purposes or Applicable Law.

1.9 “cGMP” shall mean the current good manufacturing practices as set forth in 21 C.F.R. Part 210 and Part 211, as applicable and the current International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use, Guidance for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, as amended and revised.

1.10 “Confidential Information” shall mean all information disclosed hereunder in writing and identified as being confidential or, if disclosed orally, visually or through some other media, is identified as confidential at the time of disclosure and is summarized in writing within thirty (30) days of such disclosure and identified as being confidential, except any portion thereof which:

(a) is lawfully known to the recipient at the time of the disclosure, as evidenced by its written records or other competent evidence;

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(b) is disclosed to the recipient by a third person lawfully in possession of such information and not under an obligation of nondisclosure;

(c) is or becomes patented, published or otherwise part of the public domain through no fault of the recipient;

(d) is developed by or for the recipient independently of Confidential Information disclosed hereunder as evidenced by the recipient’s written records or other competent evidence; or

(e) is required by law to be disclosed by the recipient, provided that the recipient gives the other party hereto prompt notice of such legal requirement such that such other party shall have the opportunity to apply for confidential treatment of such Confidential Information.

1.11 “Contract Year” shall mean a period of twelve (12) consecutive months which, for the first Contract Year of this Agreement, shall commence on the first day of the month after the month that OBI (acting by itself or through any commercial partner) makes its first bona fide sale of Product manufactured by Hospira to a non-Affiliate customer after Product has received an approved regulatory filing from any of the FDA, Health Canada or Swissmedic and/or a corresponding government marketing approval in an international market from an appropriate Regulatory Authority (as hereinafter defined), and each Contract Year thereafter shall consist of twelve (12) consecutive months following the end of the preceding Contract Year.

1.12 “Development Fee” shall mean all monies due and payable to Hospira in respect of development activities and services rendered as defined in Section 3.1 and further detailed in Exhibit 2.1.

1.13 “Development Supplies” shall mean Products to be manufactured in engineering runs and for process validation purposes as set forth in Section 3.4.

1.14 “DMFs” shall mean API Master Files as set forth in Section 4.3.

1.15 “FDA” shall mean the U.S. Food and Drug Administration and any successor agency.

1.16 “Health Canada” shall mean the Inspectorate of the Health Product and Food Branch of Canada.

1.17 “Initial Term” shall have the meaning set forth in Section 10.1.

1.18 “Letters of Authorization” shall mean documentation which shall be prepared and delivered by Hospira to the appropriate Regulatory Authorities permitting such Regulatory Authorities to consult Hospira’s DMFs in their review of OBI’s Product marketing applications as set forth in Section 4.3.

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1.19 “MSDS” shall mean Material Data Safety Sheets, as set forth in Section 5.6.

1.20 “Product” or “Products” shall mean the drug, Oxycyte® in a final dosage form, filled and finished in accordance with the Product Specifications (as defined herein).

1.21 “Product Data” means the information, documents, and records relating to the Product created in connection with the Project or the manufacture of the Product. The term “Product Data” may include, without limitation, documents and records pertaining to manufacture of Product, Batch Records (including without limitation the master Batch Records), Certificates of Analysis, Certificates of Compliance, an identification of the analytical test methods employed and analytical test results achieved, and all other relevant documents, reports and data prepared, developed or generated by Hospira in connection with performance of the Project and the manufacturing of Product hereunder. The term “Product Data” shall expressly exclude raw data developed and other information that is Hospira’s Confidential Information that is not specific to OBI or the Product and is related to Hospira’s manufacturing processes that are generally applicable to its manufacturing operations.

1.22 “Product Placebo” shall mean a form of the Product intended for human use and manufactured fully in accordance with the Product Specifications (as defined herein), but without the inclusion of the Oxycyte® compound. For purposes of this Agreement, the term Product shall include Drug Product Placebo unless the context specifically requires otherwise.

1.23 “Product Specifications” shall mean those product, labeling and performance specifications for Products filed with the FDA or other appropriate Regulatory Authorities, including Product formulae, labeling, and materials required for the manufacture of the Products that are to be purchased and supplied under this Agreement, as such are set forth on Exhibit 1.23, which may be amended in accordance with Section 5.1.

1.24 “Project” shall mean development activities undertaken by OBI and Hospira, (as further detailed in Section 2.1 and Exhibit 2.1) necessary for regulatory approval and commercial manufacture of the Products.

1.25 “Project Inventions” shall have the meaning set forth in Section 9.1.

1.26 “Regulatory Authority” shall mean any federal, state or local or international regulatory agency, department, bureau or other governmental entity (including the FDA, Health Canada and Swissmedic) which is responsible for issuing approvals, licenses, registrations or authorizations necessary for the manufacture, use, storage, import, transport or sale of the Products in a regulatory jurisdiction.

1.27 “Specially Regulated Waste” shall mean any hazardous waste, toxic waste, medical waste, nuclear waste, mixed waste, or other waste materials, which may be subject to or require special handling, treatment, storage, or disposal under any federal, state or local laws or regulations intended to address such types of waste materials that arise from the manufacture of the Products.

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1.28 “Swissmedic” shall mean the Swiss Agency for Therapeutic Products.

1.29 “Third Party” shall mean a party other than Hospira or OBI and its respective Affiliates.

1.30 “Waste” shall mean all rejects, improper goods, garbage, refuse, remainder, residue, waste water or other discarded material, including solid, liquid, semisolid, or contained gaseous material that arises from the manufacture of the Products, including but not limited to, rejected, excess or unsuitable materials, API and Products. The term Waste shall not include any Specially Regulated Waste.

Article 2. Development Project

2.1 General. Promptly following the Effective Date, the parties shall undertake a product development project (“Project”) consisting of the development activities set forth in Exhibit 2.1. The objective of the Project shall be for Hospira to assist in the development of the Products and to assist OBI in obtaining an approved regulatory filing with the FDA (and/or foreign Regulatory Authority equivalents) covering the Products. Hospira then shall manufacture and deliver Products to OBI for sale by OBI as human pharmaceutical products, as herein provided.

2.2 Commercially Reasonable Efforts. Each party shall use its commercially reasonable efforts to successfully complete the Project. However, the parties agree and understand that neither party hereto guarantees that the Project will be successful, nor warrants or guarantees that a marketable product will result from the Project.

Article 3. Payment for Hospira’s Development Efforts

3.1 Development Fee. To reimburse Hospira for its participation in the Project, OBI shall pay to Hospira a development fee of Eight Hundred Seventy-Six Thousand United States Dollars ($US 876,000) (“Development Fee”). The Development Fee shall be paid to Hospira in accordance with the payment schedule set forth in Exhibit 3.1

3.2 Changes in Project Scope. If OBI requests changes in the Project or the Product Specifications, or if reasonably unforeseeable technical difficulties beyond the control of Hospira require that Hospira perform either additional work or repeat work, and such additional work or repeat work is not required due to Hospira’s fault or negligence, Hospira shall provide OBI with cost estimates for such work. If OBI approves such costs, Hospira shall perform such work and OBI shall pay Hospira’s costs for such work within thirty (30) days of completion of such work. Reimbursement for such additional work or repeat work shall be at the rate of Two Hundred Eighty U.S. Dollars ($US 280.00) per hour per person, plus out-of-pocket costs for reasonable travel and sustenance, materials and supplies.

3.3 Project Managers. Promptly after the Effective Date, each party shall designate one of its employees to act as its project manager (each, a “Project Manager”), who will be primarily responsible for communicating all instructions and information concerning the various development activities undertaken in the Project. The Project Managers shall consult periodically during the

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course of the Project, through face-to-face meetings, telephone conferences and/or videoconferences, at times to be mutually agreed upon between them. Each party shall appoint a substitute or replacement Project Manager in the absence of its original Project Manager and shall notify the other party in writing of such substitution or replacement. The Project Managers shall not have the right to modify, amend or waive any provision of this Agreement, including, without limitation, any provisions of the Project’s statement of work.

3.4 Development Supplies. Based on OBI’s final Product formulations, concentration and fill volume and the parties’ agreement to the final Product Specifications, Hospira will manufacture the Products in engineering runs and for process validation purposes (“Development Supplies”) at the prices set forth in the Batch Pricing Table in Exhibit 2.1. Smaller batches may be quoted individually based on batch size. OBI shall issue a purchase order for any such Development Supplies at least one-hundred and twenty (120) days before the requested delivery date. OBI and Hospira shall agree mutually to the formulation, concentration, fill volume and the components for each lot of Development Supplies.

Article 4. OBI’s Regulatory Submissions

4.1 Hospira’s Right to Review.

(a) Hospira shall have the right to review and consult on those portions of OBI’s proposed regulatory submissions relating to Hospira’s packaging or manufacturing procedures before the submissions are filed with appropriate Regulatory Authorities. Hospira shall complete its review of any English-language submissions within sixty (60) days after receipt. The parties will agree on the time required for Hospira’s review of submissions in other than English language without translation, which will extend Hospira’s review period for the purpose of providing a reasonable period for document translation.

(b) Hospira shall consult with and advise OBI in responding to questions from Regulatory Authorities regarding OBI’s submission(s) for the Products, provided that OBI shall have the final control over such submissions. Hospira shall provide OBI with cost estimates for any required additional review and consultation. If OBI approves such costs in writing, OBI shall reimburse Hospira for such additional activities at the rate of One Hundred Eighty-Five United States Dollars ($US 185.00) per hour per person. OBI shall be the sole owner of any regulatory submission filed pursuant to this Agreement. OBI shall provide to Hospira for its files a final copy of the CMC section of any such regulatory submission(s).

4.2 Supplemental International Regulatory Filings. Hospira shall quote a price for supplemental international regulatory, packaging and development work to support international filings (excluding the United States, Canada and Switzerland) separately and on a country-by-country basis.

4.3 Access to Drug Master Files. Hospira shall grant OBI reference rights to all Drug Master Files (“DMFs”) necessary to support OBI’s applications for marketing authorizations of the Products. To affect this, Hospira shall promptly execute certain documentation (“Letters of Authorization”) which shall be delivered to the appropriate Regulatory Authorities permitting such Regulatory Authorities to consult Hospira’s DMFs in their review of OBI’s Product marketing applications. Hospira shall promptly

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send copies of such Authorization Letters to OBI. Hospira shall update its DMFs annually and shall inform OBI prior to any modifications thereto in order to permit OBI to amend or supplement any affected regulatory applications and filings for Product.

4.4 User Fees. OBI shall pay any FDA (or foreign equivalent) user fees which may become payable for Product.

Article 5. Manufacture and Supply of Products

5.1 Purchase and Sale of Products.

(a) Requirements. Subject to any exceptions contained herein, for the duration of this Agreement, Hospira shall manufacture, sell and deliver to OBI, and OBI shall purchase and take delivery from Hospira the entirety of its requirements of clinical and commercial Products from Hospira on the terms and conditions provided herein.

(b) Clinical Supply and Other Products. Subject to the terms and conditions of this Agreement, during the Term, Hospira agrees to Manufacture and sell, and OBI agrees to buy, its requirements of the Products and Placebo Products for Phase IIb clinical batches, media runs and engineering batches (“Initial Runs”), as specified on purchase orders to be placed by OBI in accordance with the provisions of Article 6. If OBI requests Hospira to manufacture additional clinical batches of the Products and Placebo Products, Hospira shall do so on substantially similar terms and conditions applicable to the Initial Runs.

(c) Commercial Supply. Upon successful completion of OBI’s clinical trials, Hospira will manufacture commercial Products for OBI’ marketing, promotion, sale and use in the market, in accordance with the terms of this Agreement and at the commercial prices to be negotiated by the parties in good faith.

5.2 Manufacturing Standards. Hospira shall manufacture the Products in accordance with the Product Specifications. The parties may alter from time to time the Product Specifications by written agreement without amending this Agreement.

5.3 Government Approvals. Hospira agrees to manufacture and supply those quantities of Products requested in firm purchase orders by OBI that are necessary to validate Hospira’s manufacturing facilities, obtain regulatory approval(s) and build OBI’s inventory in anticipation of commercial launch of the Products and OBI shall be required to pay for such Products irrespective of whether the Products ultimately receive all necessary Regulatory Authorities’ approvals.

5.4 Active Pharmaceutical Ingredient.

(a) Supply. Hospira shall manufacture the Products for OBI from the API that OBI shall supply to Hospira at no cost. OBI shall supply API to Hospira in quantities sufficient to satisfy Hospira’s gross manufacturing requirements of Product. Hospira’s use of API received from OBI shall be limited to development contemplated by this Agreement and the manufacture of Product for OBI .

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OBI shall ship all required quantities of API DDP (Incoterms 2000) to Hospira’s manufacturing plant in Clayton North Carolina, pursuant to no-cost purchase orders that Hospira issues to OBI. OBI shall be responsible for all costs of transport and carriage insurance. Within thirty (30) days of Hospira’s receipt of any API supplied by OBI hereunder, Hospira shall: (i) perform an identification test on the API and confirm the shipment quantity; and (ii) notify OBI of any inaccuracies with respect to quantity or of any claim that any portion of the shipment fails the identification test. In the event Hospira notifies OBI of any deficiency in the quantity of API received, OBI shall promptly ship to Hospira, at OBI’s own expense, the quantity of API necessary to complete the API shipment. In the event Hospira notifies OBI that the API shipment does not conform to the API Specifications, OBI shall have the right to confirm such findings at Hospira’s manufacturing location. If OBI determines that such shipment of API conformed to the API Specifications, the parties shall submit samples of such shipment to a mutually acceptable independent laboratory for testing. If such independent laboratory determines that the shipment conformed to the API Specifications, Hospira shall bear all expenses of shipping and testing such shipment samples. If OBI or such independent laboratory confirms that such shipment did not meet the API Specifications, OBI shall replace, at no cost to Hospira, the portion of the API shipment which does not conform to the API Specifications and bear all expenses of shipping and testing the shipment samples.

(b) Title. Notwithstanding the DDP shipping terms set forth in Section 5.4(a), OBI shall at all times retain title to and risk of loss of the API; provided, however, that subject to the limitation in Section 5.4(c), Hospira shall assume full responsibility and risk for the safekeeping, storage and handling for all API in its possession and all shipments of API delivered hereunder and accepted by Hospira.

(c) Replacement. In the event of loss or damage of any API delivered hereunder or the failure of Product to meet Product Specifications, OBI shall supply to Hospira replacement API according to the terms set forth in Sections 5.4(d & e), except as otherwise provided herein. If the replacement of such API results from a negligent act or omission or breach of this Agreement by Hospira in the manufacture, handling or storage of Product or API, OBI shall supply to Hospira replacement API and Hospira shall be responsible for the cost of the replacement API equal to OBI’s purchase cost/kg (as evidenced by OBI’s invoices).

(d) API Consumption. After Hospira has completed its initial validation runs of Product and during the initial stages of Hospira’s clinical manufacture of Product, the parties shall consult with a view to develop a strategy for maximizing Hospira’s production yield of Product from the API supplied by OBI. Based upon such consultations, the parties shall establish a maximum consumption factor target for Product to be manufactured in accordance with OBI’s purchase orders. When Hospira has achieved production of consistent batch quantities of Product in accordance with the maximum consumption factor target, the parties shall meet to set out in writing binding terms and conditions for production criteria, such as an API yield minimum, permitted variances of quantities of Product to be delivered according to OBI’s purchase orders and consequences of out-of-variance performance. Notwithstanding the foregoing, once the maximum consumption factor has been established, if, during any twelve (12) month period, Hospira’s consumption of API to produce a given quantity of Product exceeds the maximum agreed upon consumption factor for such

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quantity of Product, Hospira shall promptly reimburse OBI for any API consumed in excess of that which would have been consumed if Hospira had performed within such maximum consumption factor at OBI’s total cost, as evidenced by OBI’s invoices, for such excess amount of API consumed.

(e) Maximum Liability. Notwithstanding any of the foregoing, in no event shall Hospira’s aggregate liability for such replacement costs of API exceed: (i) where Hospira manufactures three (3) batches or less in a Contract Year – $50,000 per such year; (ii) where Hospira manufactures four to six (4-6) batches in a Contract Year – $100,000 per such year; and where Hospira manufactures six (6) batches or more in a Contract Year – $200,000 per such year. Subject to Section 8.3, this Section 5.4(e) states OBI’s sole remedy, and Hospira’s sole liability, with respect to any claim arising hereunder for any such loss, damage, excessive consumption or misuse of API by Hospira.

5.5 Dedicated Equipment Costs. If non-standard, specialized equipment is required to manufacture Product for OBI, Hospira shall pay the cost of such equipment, subject to OBI’s prior approval of such costs, which approval shall not be unreasonably withheld. Hospira shall advise OBI of specialized equipment required and the estimated costs associated with the purchase, installation and validation of such equipment. After OBI approves such costs, Hospira shall install and validate the equipment and bill OBI for the associated costs. OBI shall make payment to Hospira no later than thirty (30) days after OBI receives an invoice from Hospira. Title to the equipment shall be in OBI’s name. If Hospira wishes to use the specialized equipment for manufacture of a product other than Product for OBI, Hospira and OBI shall meet and discuss the technical and practical ramifications of such use and appropriate compensation to OBI.

5.6 Choice of Suppliers. The parties shall collaborate to select Third Parties to be qualified by Hospira as suppliers of excipients, primary containers, packaging and components (“Raw Materials”) for the manufacture of the Product. Such suppliers shall be selected and approved by Hospira in accordance with Hospira’s quality systems and based on demonstrable quality and reliability criteria. As a safeguard against any potential short-term interruption in its manufacturing operations, Hospira will agree, based upon forecast information supplied by OBI: (a) to qualify a secondary Third Party supplier of Raw Materials; and (b) to maintain rotating safety stock of Raw Materials in an amount of no less than a quantity sufficient to manufacture two complete lots of Products. Hospira shall not unreasonably object to any Third Party supplier chosen by OBI.

5.7 Product Labeling.

(a) Hospira shall label the Product in accordance with the Product Specifications using content provided by OBI. OBI shall control the content and type of all labeling and packaging (and any changes or supplements thereto) for the Product and shall have the responsibility, at OBI’s expense, for: (i) ensuring such content is compliant with regulatory approvals and all Applicable Laws; and (ii) any changes or supplements to such content, including the expense of securing any approvals required any applicable Regulatory Authority for any such changes or supplements. Hospira shall be responsible for obtaining such labels (and any changes or supplements thereto) in accordance with the content specified by OBI .

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(b) Any changes to the labeling and packaging shall be communicated to Hospira in writing at least seventy-five (75) days prior to the desired implementation date together with the required documentation specifying the content to be included in the labeling and packaging, including all necessary photo-ready art (or its substantial equivalent). OBI shall reimburse Hospira for Hospira’s actual costs of making any changes under this Section 5.7(b) and for the cost of any labeling that Hospira is unable to use due to such changes.

5.8 Off-Site Waste. If necessary, Hospira shall hire, direct and pay all costs for a waste contractor to remove all Waste from Hospira’s manufacturing facility for Product, consistent with the Product’s Material Safety Data Sheets (“MSDS”). The costs associated with the removal of Specially Regulated Waste shall be borne by OBI. Hospira shall only dispose of Specially Regulated Waste at sites and through waste management vendors that have been approved in writing by OBI, whose approval shall not be withheld unreasonably. Hospira shall document the destruction of any Specially Regulated Waste in writing and provide copies of such written documentation to an authorized representative of OBI. OBI maintains the right, but not the obligation, to witness the actual disposal of Specially Regulated Waste. OBI shall, upon request by Hospira, provide the MSDS for the API and the MSDS for the Product to Hospira.

5.9 Delivery. Hospira shall ship the Products to OBI, EXW (Incoterms 2000), Hospira’s manufacturing plant at Clayton, North Carolina. Title to and risk of loss over the Products shall pass to OBI at the time the Product is made available to a carrier designated by OBI at the loading dock of Hospira’s Clayton, North Carolina plant. Hospira shall not ship any Product until both Hospira and OBI have released such Product pursuant to the Product Specifications and/or the Technical & Quality Agreement. OBI will be responsible for procuring carriage and insurance in an amount sufficient to cover the value of the contents, for all shipments. All freight, handling, insurance, duties, taxes and shipping expense will be borne by OBI. For any shipments outside the United States, OBI shall be the exporter of record; provided, however, that Hospira shall assist OBI in the preparation of any documentation necessary for export of the Products.

5.10 Price and Payment.

(a) Price. Hospira shall invoice OBI for the Products delivered by Hospira at the prices set forth on Exhibit 5.10. Prices are firm through December 31st of 2009. Beginning January 1st of 2010 and thereafter and on each succeeding January 1st during the Term hereof, prices may be increased by Hospira. Price increases shall be effective for deliveries beginning January 1st of each calendar year. Such increases shall not exceed the annual percentage increase for the most recent twelve (12) month period for which figures are available in the Product Price Index, Pharmaceutical Preparations, Ethical (Prescription), Commodity Code PCU325412, issued by the Bureau of Labor Statistics, U.S. Department of Labor (http://www.bls.gov/ppi/ppi_dr.pdf).

(b) Payment. Hospira shall invoice OBI upon shipment of Product. OBI shall make payment net thirty (30) days from the date of receipt of Hospira’s invoice.

(c) Taxes. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Product sold pursuant to this Agreement, and all government license filing fees and Prescription API User (PDUFA) annual establishment fees with respect to all Product shall be paid by OBI.

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(d) Process Rework. Process rework created as a result of OBI’s changes shall be billed separately at a reasonable fee mutually agreed upon in writing.

(e) Sub-Lots. Should OBI desire Hospira to split a manufacturing lot of Product into several sub-lots during packaging, there will be a split fee of Eight Thousand U.S. Dollars ($US 8,000) for each sub-lot packaged.

(f) Storage Fee. A storage fee shall be due and payable to Hospira if OBI stores Product at Hospira’s plant greater than thirty (30) days after Product’s release by Hospira. The fee shall be One Thousand U.S. Dollars ($US 1,000) per pallet (each pallet containing approximately 2,592 bottles/units of Product) per month or any part thereof. OBI will use its commercially reasonable efforts to take delivery of all Products from Hospira’s Clayton, North Carolina facility no later than ninety (90) days after Hospira’s Product release.

5.11 Nonconforming Shipment. All Product manufactured pursuant to this Agreement shall be received by OBI subject to OBI’ right to conduct inspections and performance testing of such Product. OBI or its designee shall examine Product delivered hereunder promptly after actual receipt thereof by OBI or its designee utilizing such methodology as OBI shall implement from time to time in its sole discretion. OBI shall have a period of thirty (30) days from the date of its receipt of a shipment of the Products to inspect each such shipment. OBI shall be entitled to reject any shipment of Product that: (i) does not conform to the Product Specifications; or (ii) that was not manufactured in accordance with Applicable Laws, including without limitation, cGMP. If OBI rejects such shipment, it shall promptly so notify Hospira and provide to Hospira samples of such shipment for testing. If Hospira tests such shipment and determines that it did conform to the Product Specifications, the parties shall submit samples of such shipment to a mutually acceptable independent laboratory for testing. If such independent laboratory determines that the shipment conformed to the Product Specifications, OBI shall bear all expenses of shipping and testing such shipment samples. If Hospira or such independent laboratory confirms that such shipment did not meet the Product Specifications, Hospira shall replace, at no cost to OBI, that portion of the Product shipment which does not conform to the Product Specifications, and shall bear all expenses of shipping and testing the shipment samples. Any nonconforming portion of any shipment shall be disposed of as directed by Hospira, at Hospira’s expense. Any Products that OBI does not reject pursuant to this Section 5.11 shall be deemed accepted, and any right to reject the Product for nonconformance hereunder shall be deemed waived by OBI , except OBI shall retain the right to revoke acceptance of Product for a latent defect which is not reasonably discoverable, which renders the Products not conforming to Product Specifications, and are solely caused by Hospira. For purposes of clarity, a latent defect shall be considered as any defect not discoverable even by the exercise of ordinary diligence and reasonable care. OBI shall not be required to pay Hospira for any Products which have been finally rejected pursuant to this Section 5.11. Hospira shall replace all finally rejected Products at no additional cost to OBI as soon as reasonably possible after receipt of test results confirming non-conformance with the Product Specifications.

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Article 6. Orders and Forecasts

6.1 Two-Year Planning Estimate. For capacity planning purposes, by December 1, 2009, OBI shall provide Hospira with an initial, non-binding, written estimate of OBI’s annual requirements of Product for the first two (2) calendar years of this Agreement. Thereafter, by September 1st of each calendar year OBI shall update such rolling forecast of its requirements of the Product for the period commencing on January 1st of the next calendar year.

6.2 First Firm Order. OBI shall place its first Firm Order (as defined below) approximately six (6) months in advance of the anticipated date of Product approval by Regulatory Authorities or the desired Product availability date.

6.3 Rolling Forecast. Concurrent with the placing of its first Firm Order, and thereafter on the first day of each calendar quarter thereafter, OBI shall provide to Hospira a six (6) -quarter forecast of its requirements of the Products (each, a “Rolling Forecast”) for the eighteen (18) -month period beginning as of the date of the applicable Firm Order. The first two (2) quarters of each Rolling Forecast shall be considered a binding commitment upon OBI to purchase quantities described therein and a binding commitment upon Hospira to produce and deliver such quantities on the delivery dates described therein (“Firm Order”). The last four (4) quarters of each Rolling Forecast shall be non-binding upon the parties.

6.4 Firm Order Acceptance. Within thirty (30) days after receipt of a Film Order issued in accordance with Section 6.3, Hospira shall confirm to OBI its acceptance of the purchase order, delivery date(s) and quantity of Products ordered by OBI. Hospira may reject, in whole or in part, a Firm Order only if it: (a) calls for the delivery of Products for which sufficient quantities of API have not been delivered by OBI or its designee in accordance with Section 5.4; or (b) is provided less than ninety (90) days before the first requested delivery date of Products. Notwithstanding the foregoing, Hospira shall at all times use commercially reasonable efforts to meet the delivery dates set forth in each Firm Order.

6.5 Additional Quantities. Should OBI, in any Firm Order, order additional quantities of Product in excess of twenty-five percent (25%) over the latest Rolling Forecast, Hospira shall not be obligated to supply said additional quantities; provided, however, that Hospira shall use reasonable commercial efforts to produce and deliver to OBI said additional quantities within ninety (90) days of issuance of the Firm Order for such additional quantities.

6.6 Firm Order Changes or Cancellations. If, due to unforeseen circumstances, OBI requests changes to Firm Orders of Products within the two (2) quarter Firm Order period, Hospira shall use reasonable commercial efforts to accommodate the changes within reasonable manufacturing capabilities and efficiencies. If Hospira can accommodate such change, Hospira shall advise OBI of the costs, if any, associated with making any such change and OBI shall be deemed to have accepted the obligation to pay Hospira for such costs if OBI indicates in writing to Hospira that Hospira should proceed to make the change. If Hospira cannot accommodate such change, OBI shall be bound to the original Firm Order. If OBI cancels a Firm Order, Hospira shall be relieved of its obligation relating to such order but OBI will not be relieved of its obligation of payment unless Hospira agrees to such cancellation as set forth in this Section 6.6.

Hospira – Oxygen Biotherapeutics Agreement

6.7 Purchase Order Terms. Each purchase order or any acknowledgment thereof, whether printed, stamped, typed, or written shall be governed by the terms of this Agreement and none of the provisions of such purchase order or acknowledgment shall be applicable except those specifying Product and quantity ordered, delivery dates, special shipping instructions and invoice information.

6.8 Supply Shortfall. Hospira shall promptly notify upon becoming aware of Force Majeure Event under Section 12.1 or any other event that would render Hospira unable to supply the quantities of Product to OBI pursuant to its Firm Orders.

6.9 Inability to Supply and Allocation of Resources.

(a) Shortage. To the extent that Hospira fails to deliver the Product in accordance with any Firm Order, Hospira shall use its commercially reasonable efforts to make up such Firm Order as soon as possible unless such failure is a result of OBI’s failure to supply API, any shortage in raw materials resulting from the failure of a supplier selected by OBI pursuant to Section 12.1(c) to supply raw materials (with the exception of any such failures resulting from any actions taken by Hospira), or as a result of OBI’s fault, negligence or breach of this Agreement.

(b) Inability to Supply. In the event of an Inability to Supply, Hospira agrees to meet with OBI to discuss options to resolve the Inability to Supply and to minimize the impact of the Inability to Supply to OBI. Hospira agrees to cooperate with OBI in taking all actions that OBI deems reasonable to remedy such Inability to Supply. Upon any event of Inability to Supply at OBI’s option, OBI shall have the right: (i) to cancel, without penalty, all Firm Orders accepted by Hospira and all outstanding Firm Orders affected by such Inability to Supply; and (ii) have a Third Party manufacture all or any portion of OBI’s requirements for the Product until such time as Hospira provides OBI with ninety (90) days’ written notice of Hospira’s ability to resume manufacturing the Product.

(c) Third Party Manufacture. OBI’s rights to Third Party manufacture shall continue for any remaining non-cancellable period of any contract that OBI shall have entered into with any Third Party for the supply of Product as a result of such Inability to Supply (“New Supply Contract”). OBI shall use all commercially reasonable efforts when entering into any such New Supply Contract to tailor the term of such New Supply Contract to be consistent with the expected period of the Inability to Supply. Notwithstanding anything to the contrary set forth in this Section 6.9, if, following any period of Inability to Supply hereunder, Hospira fails to provide OBI with notice and reasonable proof of ability to adequately supply OBI within twelve (12) months or Hospira notifies OBI that it will not be able to alleviate such Inability to Supply hereunder within such twelve (12) month period, OBI may terminate this Agreement without penalty upon notice of such termination.

(d) Definition. For purposes of this Section 6.9, “Inability to Supply” means (i) Hospira’s failure to supply at least eighty percent (80%) of OBI’s requirements for Product meeting Product Specifications for any two (2) consecutive calendar quarters due to

Hospira – Oxygen Biotherapeutics Agreement

a Force Majeure Event, or for any other reason, or (ii) OBI reasonably concludes that Hospira, due to a Force Majeure Event, any unresolved manufacturing issue due to technical uncertainty or for any other reason, will be unable to supply at least eighty percent (80%) of OBI’s requirements for Product meeting Product Specifications for a period which is expected to continue in excess of sixty (60) days. Inability to Supply shall not include any inability to supply resulting from OBI’s failure to supply API; or as a result of OBI’s fault, negligence or material breach of this Agreement.

(e) Allocation of Resources. In the event that Hospira is unable to manufacture Product under this Agreement and such inability is due solely to a failure by OBI to deliver API hereunder, to the extent that such failure by OBI to deliver API is expected to last longer than sixty (60) days, then Hospira may reallocate resources being held for manufacture of the Product for a period equal to the period of the expected continuance of such failure to provide API by OBI plus ninety (90) days, or as otherwise as mutually agreed in writing by the parties (“Allocation Period”). Upon notice from OBI of its ability to resume supply of API, Hospira shall use all commercially reasonable efforts to resume the manufacture of the Product upon the expiration of the Allocation Period.

Article 7. Quality

7.1 Quality Control. Hospira shall apply its quality control procedures and in-plant quality control checks on the manufacture of the Products for OBI in the same manner as Hospira applies such procedures and checks to products of similar nature manufactured for sale by Hospira. In addition, Hospira will test and release Products in accordance with the test methods described in Exhibit 7.1 to ensure that Product conforms to the Product Specifications. The parties may change the test methods from time to time by mutual written agreement; provided, however, that Hospira provides OBI with reasonable prior notice thereof, and any changes to test methods are made pursuant to Hospira’s quality systems and according to all applicable Regulatory requirements.

7.2 Quality Agreement. The parties shall enter into a Technical & Quality Agreement substantially in the form of the agreement attached hereto as Exhibit 7.2 within one-hundred and twenty (120) days following the Effective Date.

7.3 Audit Right.

(a) General Audit Rights. OBI shall have the right, upon sixty (60) days prior written notice to Hospira, to conduct, at its sole expense and during normal business hours, a quality assurance audit and inspection of Hospira’s records and production facilities relating to the manufacturing, assembly and/or packaging of Product, including without limitation, to examine all Product Data and other relevant documentation. Such audits shall: (a) be limited to not more than two (2) auditors appointed or representing OBI; (b) last for not more than two (2) days; and (c) may be conducted not more than one (1) time per calendar year. OBI and Hospira shall determine mutually acceptable dates for the audit.

(b) For Cause Audits. OBI shall have the right to conduct “for cause” audits to address significant product or safety concerns as discovered through Product failures related to Hospira’s manufacture of the Product. Product failures would include issues related to stability, out of specification, sterilization, labeling and vial integrity.

Hospira – Oxygen Biotherapeutics Agreement

(c) Third Party Auditors. Any auditors that are not employees of OBI shall be required to enter into confidentiality agreements with Hospira and OBI containing terms of confidentiality at least as stringent as those set forth in Article 11 hereof. Visits by OBI to Hospira production facilities may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of Article 11 hereof. The results of such audits and inspections shall be considered Confidential Information under Article 11 and shall not be disclosed to Third Parties, including, but not limited to, the FDA, unless required by law and only then upon prior written notice to Hospira. Hospira also agrees to allow the FDA to conduct any audit which the FDA requires and Hospira agrees to reasonably cooperate with the FDA in connection with such audit. However, if any additional inspections are requested or required by or for any other Regulatory Authority, Hospira shall be entitled to an additional fee of Twenty Eight Thousand United States Dollars ($US 28,000) per each such Regulatory Authority inspection.

7.4 Notification of Complaints. OBI shall notify Hospira promptly of any Product complaints involving Hospira’s manufacture or packaging in sufficient time to allow Hospira to evaluate the complaints and assist OBI in responding to such complaints.

7.5 Product Recalls; Expenses of Recall. OBI shall direct and control responses to all Product recalls, and Hospira shall provide reasonable cooperation to OBI in connection with any such response. In the event: (a) any Regulatory Authority or other national government authority issues a request, directive or order that Product be recalled; (b) a court of competent jurisdiction orders such a recall; or (c) OBI reasonably determines that Product should be recalled, the parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall. In the event that such recall results from the breach of Hospira’s express warranties under Section 8.2(a) or (b) herein, Hospira agrees that it shall be responsible for promptly replacing the quantity of Products that were recalled at no cost to OBI or reimbursing OBI for the cost of the Products that were recalled. In addition, Hospira agrees that it shall be responsible for the administrative expenses of any recall, provided that Hospira shall not pay more than One Hundred Thousand United States Dollars ($US 100,000) per calendar year. For purposes of this Agreement, the administrative expenses of the recall shall include, but not be limited to, the expenses of notification and destruction or return of the recalled Product, and any costs associated with the distribution of the replacement Product, but shall not include lost profits of either party, or the cost to replace API in excess of the limitations stated in Section 5.4(c). In the event that the recall does not result from the breach of Hospira’s express warranties under this Agreement, OBI shall be responsible for the expenses of the recall.

Article 8. Warranties; Covenants and Indemnification

8.1 OBI’s Warranties.

(a) OBI represents and warrants to Hospira that all API delivered to Hospira pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Act or within the meaning of any Applicable Laws in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of the Act be introduced into interstate commerce.

Hospira – Oxygen Biotherapeutics Agreement

(b) OBI further warrants to Hospira that API supplied to Hospira hereunder shall meet the API Specifications set forth on Exhibit 1.4.

(c) OBI further warrants that all specifications including API Specifications and Product Specifications that OBI provides to Hospira shall conform to the regulatory submission OBI files with the FDA or other appropriate Regulatory Authority.

(d) OBI further represents and warrants to Hospira that OBI’s performance of its obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which OBI is a party or by which it is bound and will not conflict with or constitute a default under its corporate charter or bylaws.

(e) OBI further represents and warrants that it will not sell Products into any jurisdiction unless and until it receives the necessary Regulatory Authority approvals.

8.2 Hospira’s Warranties and Covenants.

(a) Hospira represents and warrants to OBI that Product Hospira delivers to OBI pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Act or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of the Act be introduced into interstate commerce.

(b) Hospira further represents and warrants to OBI that all Product Hospira delivers to OBI pursuant to this Agreement shall, at the time of delivery, be free from defects in material and workmanship and shall be manufactured: (i) in accordance and conformity with the Product Specifications; (ii) pursuant to this Agreement and the Technical & Quality Agreement: and (iii) in compliance with all Applicable Laws.

(c) Hospira further represents and warrants to OBI that the DMFs (to which OBI will have reference rights pursuant to Section 4.3) will be current and accurate as of the date Hospira issues the Letters of Authorization.

(d) Hospira further represents and warrants to OBI that Hospira’s performance of its obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which Hospira is a party or by which it is bound and will not conflict with or constitute a default under its Certificate of Incorporation or corporate bylaws.

Hospira – Oxygen Biotherapeutics Agreement

(e) The foregoing warranties shall not extend to any nonconformity or defect which relates to or is caused by API supplied by OBI to Hospira.

(f) HOSPIRA MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY HOSPIRA.

8.3 Indemnification by Hospira. Hospira shall indemnify and hold harmless OBI, its Affiliates, officers, directors and employees from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities of any kind related to this Agreement and asserted by third parties to the extent such arise out of or are attributable to: (a) Hospira’s breach of any representation or warranty set forth in Section 8.2(a) or (b); (b) any violation of any proprietary right of any Third Party relating to Hospira’s manufacturing processes used in the manufacture of Product pursuant to this Agreement (excluding the Active Pharmaceutical Ingredient Specifications, Product Specifications, API, the Oxycyte® compound or the Products); or (c) any negligent or wrongful act or omission on the part of Hospira, its employees, agents or representatives and which relate to Hospira’s performance hereunder.

8.4 Indemnification by OBI. OBI shall indemnify and hold harmless Hospira, its Affiliates, officers, directors and employees harmless from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities of any kind related to this Agreement and asserted by third parties to the extent such arise out of or are attributable to: (a) OBI’s breach of any representation or warranty set forth in Section 8.1; (b) any violation of any proprietary right of any Third Party relating to the Active Pharmaceutical Ingredient Specifications, Product Specifications, API, or Product, other than Hospira’s manufacturing processes used in the manufacture of Product pursuant to this Agreement; (c) the use of or lack of safety or efficacy of the Oxycyte® compound or the Products; and (d) any negligent or wrongful act or omission on the part of OBI, its employees, agents or representatives and which relate to OBI’s performance hereunder

8.5 Conditions of Indemnification. If either party seeks indemnification from the other hereunder, it shall promptly give notice to the other party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other party in the investigation and defense of all such claims or suits. The indemnifying party shall have the option to assume the other party’s defense in any such claim or suit with counsel reasonably satisfactory to the other party. No settlement or compromise shall be binding on a party hereto without its prior written consent, such consent not to be unreasonably withheld.

8.6 No Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES RESULTING FROM ANY BREACH OF THIS AGREEMENT EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Hospira – Oxygen Biotherapeutics Agreement

Article 9. Intellectual Property Rights

9.1 OBI’s Proprietary Rights. OBI has granted no license, express or implied, to Hospira to use OBI’s proprietary technology, know-how or other proprietary rights other than for the purposes of this Agreement. Notwithstanding Hospira’s rights as defined in Section 9.2, the parties agree that OBI shall be the sole owner of, and Hospira hereby assigns to OBI all of its rights and interests throughout the world in, any proprietary technology, know-how or other proprietary rights developed by Hospira and which directly relate to the Oxycyte® compound pursuant to the Project (“Project Inventions”) and OBI shall be entitled to apply for patent protection on such Project Inventions at OBI’s expense and risk. For the avoidance of doubt, as between the parties, OBI shall have the exclusive right to use or sell the Products made in connection with this Agreement. Hospira shall promptly execute and deliver such further documents and take such further action as may be reasonably requested by OBI, at the expense of OBI, in order to effectively carry out the assignment of rights provided herein and to file and secure any patent applications or letters patent arising hereunder.

9.2 Hospira’s Proprietary Rights. Hospira has granted no license, express or implied, to OBI to use Hospira proprietary technology, know-how or rights relating to its manufacturing processes. If Hospira, in its sole discretion, deems patentable any improvement or invention related to Hospira’s proprietary technology, know-how or rights relating to diluent solutions, glass or non-glass vials, cartridges, formulations of diluent or intravenous solutions or manufacturing processes made or reduced to practice in the course of performance of the development activities under the Project, then Hospira shall solely own and shall be entitled to apply for patent protection on such improvements or inventions at Hospira’s expense and risk.

9.3 Product Data. All Product Data shall be the sole and exclusive property of OBI and shall be deemed to be OBI’s Confidential Information. Upon expiry or termination of this Agreement or the earlier request of OBI, Hospira shall send to OBI complete copies of all Product Data and Product Specifications in written and (where available) editable electronic form.

Article 10. Term and Termination

10.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided below, shall expire at the end of the seven (7th) Contract Year (the “Initial Term”). Unless otherwise terminated in accordance with this Article 10, this Agreement shall be automatically extended for additional terms of two (2) Contract Years (each, a “Renewal Term,” together with the Initial Term, the “Term”) and may be terminated anytime after the Initial Term by either party providing the other with at least thirty-six (36) months’ prior written notice of termination.

10.2 Termination of the Project. Either party wishing to terminate the Project shall request in writing a pre-termination consultation with the other party to review potential concerns and to make reasonable efforts to continue with this Agreement. Upon thirty (30) days following said consultation, either party may terminate the Project upon sixty (60) days prior written notice to the other party if the terminating party determines in good faith that the development of the Product is not technically feasible using

Hospira – Oxygen Biotherapeutics Agreement

commercially reasonable efforts. If the Project is terminated, Hospira shall advise OBI of Hospira’s actual development costs on the Project incurred prior to such termination. OBI shall pay Hospira for all reasonable and documented development costs incurred to the date the termination notice is received.

10.3 Failure to Obtain Regulatory Approval. Either party may terminate this Agreement by giving to the other party ninety (90) days’ prior written notice at any time after the sixth (6th) anniversary of the Effective Date in the event that, all applicable Regulatory Authorities have provided notice to OBI that the sale and use of the Products are non-approvable.

10.4 General Termination Rights. Either party may terminate this Agreement as follows:

(a) In the event that the other party goes into liquidation, or seeks the benefit of any bankruptcy or insolvency act, or a receiver or trustee is appointed for its property or estate, or it makes an assignment for the benefit of creditors, whether any of the aforesaid events be the outcome of the voluntary act of such party or otherwise, and such procedures are not terminated within ninety (90) days; or

(b) By giving to the other party sixty (60) days’ prior written notice upon the breach of any warranty or any other material provision of this Agreement by the other party if the breach is not cured within sixty (60) days after written notice thereof to the party in default.

10. 5 Effect of Termination

(a) Accrued Payment Obligations. OBI shall reimburse Hospira for Hospira’s cost of all supplies purchased and on hand or on order, to the extent such supplies were ordered by Hospira based on firm purchase orders of Product, and such supplies cannot be reasonably used by Hospira for other purposes. Hospira shall invoice OBI for all amounts due hereunder. Payment shall be made pursuant to Section 5.10.

(b) Return of Inventory; Safety Stock. Hospira shall return (or at the election of OBI, properly destroy or dispose of) any remaining inventory of API and Product to OBI (or a delegee of OBI) at OBI’s expense, unless such termination shall have been as a result of a breach of this Agreement by Hospira, in which case such inventory shall be returned at Hospira’s expense. In addition, OBI shall be responsible for the cost and disposal of any Raw Materials that are in Hospira’s safety stock upon expiry or termination of this Agreement, unless such termination shall have been as a result of a breach of this Agreement by Hospira or for convenience by Hospira.

(c) Files and Records. Upon the expiration or termination of this Agreement, Hospira shall promptly make available to OBI copies of all Product Data and shall store the originals or electronic copies of such documents and records according to cGMPs in accordance with Hospira’s internal quality procedures and all Applicable Laws.

(d) Transfer Assistance. Hospira shall, upon written request by OBI, use commercially reasonable efforts for a reasonable period of time to assist OBI in the transfer of OBI’s Product intellectual property and Confidential Information to an alternative Third

Hospira – Oxygen Biotherapeutics Agreement

Party manufacturer. By way of example, such assistance may include, among other things, Hospira’s assessment of the Third Party manufacturer’s capabilities to manufacture the Products according to the Specifications and OBI’s stated requirements. Notwithstanding the foregoing, nothing contained herein shall require Hospira to disclose any Hospira intellectual property rights or Hospira Confidential Information to such Third Party manufacturer, nor grant OBI any right to use such rights or Hospira Confidential Information. OBI shall compensate Hospira for such assistance in an amount to be agreed by the parties in good faith, plus Hospira’s reasonable, direct, out-of-pocket expenses incurred by or on behalf of Hospira during the provision of such assistance.

10.6 Survival. Expiration or early termination of this Agreement shall not relieve either party of any obligations that it may have incurred prior to expiration or early termination and all covenants and agreements contained in this Agreement, which by their terms or context are intended to survive, will continue in full force and effect for a period of three (3) years unless a different time period is indicated in this Agreement.

Article 11. Confidential Information

11.1 Nondisclosure. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Hospira agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from OBI, and shall not use Confidential Information disclosed to it by OBI, for any purpose other than to fulfill Hospira’s obligations hereunder. OBI agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Hospira, and shall not use Confidential Information disclosed to it by Hospira, for any purpose other than to fulfill OBI’s obligations hereunder.

11.2 Exceptions to Duty of Nondisclosure. Notwithstanding the above, nothing contained in this Agreement shall preclude OBI or Hospira from utilizing Confidential Information as may be necessary in prosecuting patent rights of either party pursuant to Article 9, obtaining governmental marketing approvals, manufacturing the Products pursuant to the terms and conditions of this Agreement, or complying with other governmental laws and regulations or court orders (provided that the party disclosing such information uses reasonable efforts to seek confidential treatment of such information, except as required to file and prosecute such patent applications). The obligations of the parties relating to Confidential Information shall expire ten (10) years after the termination of this Agreement.

11.3 Public Announcements and SEC Disclosure. Neither party shall make any public announcement concerning the transactions contemplated herein, or make any public statement which includes the name of the other party or any of its Affiliates, or otherwise use the name of the other party or any of its Affiliates in any public statement or document, except as may be required by law or judicial order, without the written consent of the other party, which consent shall not be unreasonably withheld. Subject to any legal or judicial disclosure obligation, any such public announcement proposed by a party that names the other party shall first be provided in draft to the other party. Each party agrees that it shall cooperate fully and in a timely manner with the other with respect

Hospira – Oxygen Biotherapeutics Agreement

to all required disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either party included in any such disclosure. If either party determines that applicable securities laws require it to file this Agreement, such party shall: (a) provide to the other party a copy of the redacted version it intends to file; (b) provide the other party reasonable opportunity to comment thereon; and (c) redact such additional information as requested by the other party, unless disclosure thereof is required by law and compelled by the Securities and Exchange Commission.

11.4 Injunctive Relief. The parties acknowledge that either party’s breach of this Article 11 may cause the other party irreparable injury for which it would not have an adequate remedy at law. Subject to Section 12.4, in the event of a breach, the non-breaching party may be entitled to seek injunctive relief in addition to any other remedies it may have at law or in equity.

Article 12. Miscellaneous

12.1 Force Majeure and Failure of Suppliers.

(a) Excusable Delay. Subject to the provisions of this Section 12.1, if supervening events, including, but not limited to, acts of God, acts of the public enemy, terrorist acts, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, boycotts, fires, explosions, floods, shortages of natural resources or of energy, or other similar causes that are unforeseeable, beyond the reasonable control of, and without the fault or negligence of the party so affected (each, a “Force Majeure Event”), occur that render performance by such party under this Agreement impossible, then such party is excused from whatever performance is rendered impossible by the Force Majeure Event (“Suspension of Performance”); provided that: (i) such party informs the other party immediately of such Force Majeure Event; (ii) such party promptly informs the other party of the length of the expected delay; (iii) such party takes all reasonable actions to avoid or overcome such Force Majeure Event, to mitigate damages hereunder, and to mitigate the length of any such Suspension of Performance; and (iv) such party, to the extent it is able, continues to perform its obligations under this Agreement, unless otherwise directed by the other party. A party’s performance of covenants (i) and (ii) herein are conditions precedent to its Suspension of Performance and covenants (iii) and (iv) herein are conditions precedent to its continued Suspension of Performance. Force Majeure Event includes the unavailability of materials, equipment or transportation that is caused by a Force Majeure Event. Force Majeure Event does not include capacity constraints due to the volume of business at Hospira, economic hardship, changes in market conditions, or insufficiency of funds.

(b) Transfer of Production. If Hospira becomes subject to Force Majeure Event which interferes with production of Product at Hospira’s Clayton, North Carolina plant, the parties shall mutually agree on implementation of an agreed-upon action plan to transfer production of Product to another Hospira plant. The parties shall, after the execution of this Agreement and at the request of either party, meet to discuss and define such an action plan, subject to the terms and conditions of Section 6.9.

Hospira – Oxygen Biotherapeutics Agreement

(c) Failure of Suppliers. If Hospira is unable to supply Product to OBI due to a failure of any Third Party supplier(s) of Raw Materials where Hospira has qualified and selected a secondary supplier and has maintained a safety stock of Raw Materials, in accordance with Section 5.6, such failure shall be considered a Force Majeure Event.

12.2 Notices. All notices hereunder shall be delivered as follows: (a) personally; (b) by facsimile and confirmed by first class mail (postage prepaid); (c) by registered or certified mail (postage prepaid); or (d) by overnight courier service, to the following addresses of the respective parties:

If to OBI:

Oxygen Biotherapeutics, Inc.

3189 Airway Avenue, Building C

Costa Mesa, California 92626 USA

Attention:	Dr. Richard M. Kiral President and Chief Operating Officer

Facsimile:	(714) 427-6361

If to Hospira:		With copy to:

Hospira, Inc.		Hospira, Inc.
275 North Field Drive		275 N. Field Drive
Lake Forest, Illinois 60045		Lake Forest, Illinois 60045
Attention:	Vice President	Attention:	General Counsel
	Contract Manufacturing		Building H1, Department NLEG

Facsimile:	(224) 212-3210	Facsimile:	(224) 212-2086

Notices shall be effective upon receipt if personally delivered or delivered by facsimile and confirmed by first class mail, on the third business day following the date of registered or certified mailing or on the first business day following the date of or delivery to the overnight courier. A party may change its address listed above by written notice to the other party.

12.3 Choice of Law. This Agreement shall be construed, interpreted and governed by the laws of the State of Delaware, excluding its choice of law provisions. The United Nations Convention on the International Sale of Goods is hereby expressly excluded.

12.4 Alternative Dispute Resolution. The parties recognize that bona fide disputes may arise which relate to the parties’ rights and obligations under this Agreement. The parties agree that except as provided in Section 11.4, any such dispute shall be resolved by alternative dispute resolution in accordance with the procedure set forth in Exhibit 12.4.

Hospira – Oxygen Biotherapeutics Agreement

12.5 Assignment. Neither party shall assign this Agreement nor any part thereof without the prior written consent of the other party; provided, however: (a) either party may assign this Agreement to one of its wholly-owned subsidiaries or its parent corporation without such consent; and (b) either party, without such consent, may assign this Agreement in connection with the transfer, sale or divestiture of substantially all of its business to which this Agreement pertains or in the event of its merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party then has hereunder.

12.6 Entire Agreement. This Agreement, together with the Exhibits referenced and incorporated herein, constitute the entire agreement between the parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto.

12.7 Severability. This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

12.8 Waiver-Modification of Agreement-Remedies. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties. Failure by either party to enforce any such rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances. The rights and remedies provided by this Agreement are cumulative and (unless otherwise provided in this Agreement) are not exclusive of any rights and remedies provided by law

12.9 Insurance. Hospira Insurance. Hospira will procure and maintain, at its own expense, and as primary and noncontributory, for the duration of the Agreement, and for five (5) years thereafter if written on a claims made or occurrence reported form, the types of insurance specified below with carriers rated A-VII or better with A. M. Best or like rating agencies:

(a) Workers’ Compensation accordance with applicable statutory requirements and shall provide a waiver of subrogation in favor of OBI;

(b) Employer’s Liability with a limit of liability in an amount of not less than $500,000;

(c) Commercial General Liability including premises operations, products & completed operations, blanket contractual liability, personal injury and advertising injury including fire legal liability for bodily injury and property damage in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate and shall provide a waiver of subrogation in favor of OBI;

Hospira – Oxygen Biotherapeutics Agreement

(d) Commercial Automobile Liability for owned, hired and non-owned motor vehicles with a combined single limit in an amount not less than $1,000,000 each occurrence;

(e) Excess Liability including products & completed operations liability with a combined single limit in an amount of not less than $25,000,000 per occurrence and in the aggregate and shall provide a waiver of subrogation in favor of OBI; and

(f) Commercial Crime or Fidelity Bond in an amount of not less than $5,000,000 per occurrence and in the aggregate.

Hospira shall include OBI as additional insured with respect to its Commercial General Liability, Auto Liability and Excess Liability policies. Prior to commencement of services, and annually thereafter, at the request of OBI, Hospira shall furnish to OBI certificates of insurance evidencing the insurance coverages stated above and shall require at least thirty (30) days written notice to OBI prior to any cancellation, non-renewal or material change in said coverage. In the case of cancellation, non-renewal or material change in said coverage, Hospira shall promptly provide to OBI a new certificate of insurance evidencing that the coverage meets the requirements in this Section. Hospira agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by the other party. Hospira may, at its option, satisfy, in whole or in part, its obligation under this Section 12.9 through its self-insurance program.

12.10 OBI Insurance. OBI will procure and maintain, at its own expense, and as primary and noncontributory, for the duration of the Agreement, and for five (5) years thereafter if written on a claim made or occurrence reported form, the types of insurance specified below with carriers rated A- VII or better with A. M. Best or like rating agencies:

(a) Workers’ Compensation accordance with applicable statutory requirements and shall provide a waiver of subrogation in favor of Hospira;

(b) Employer’s Liability with a limit of liability in an amount of not less than $500,000;

(c) Commercial General Liability including premises operations, product liability, products & completed operations, blanket contractual liability, personal injury and advertising injury including fire legal liability for bodily injury and property damage in an amount not less than $5,000,000 per occurrence and not less than $10,000,000 in the aggregate;

(d) Commercial Automobile Liability for owned, hired and non-owned motor vehicles with a combined single limit in an amount not less than $500,000 each occurrence;

(e) Commercial Crime or Fidelity Bond in an amount of not less than $500,000 per occurrence and in the aggregate including an endorsement for third party liability without the requirement of a conviction; and

Hospira – Oxygen Biotherapeutics Agreement

(f) Cargo/Transit insurance covering all risks all shipments of cargo handled by OBI at a full replacement cost.

Hospira shall be an additional insured with respect to such policies. Prior to commencement of services, and annually thereafter, at the request of Hospira, OBI shall furnish Hospira certificates of insurance evidencing the insurance coverages stated above and shall require at least thirty (30) days written notice to Hospira prior to any cancellation, non-renewal or material change in said coverage. In the case of cancellation, non-renewal or material change in said coverage, OBI shall promptly provide to Hospira a new certificate of insurance evidencing that the coverage meets the requirements in this Section. OBI agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by the other party.

12.11 Exhibits. All Exhibits referred to herein are hereby incorporated by reference.

12.12 Debarment Warranty. Hospira and OBI represent and warrant that neither party uses nor will use in the future use in any capacity the services of any person debarred under Section (a) or (b) of 21 U.S.C. Section 335a.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

Hospira – Oxygen Biotherapeutics Agreement

IN WITNESS WHEREOF, the parties intending to be bound by the terms and conditions hereof have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

HOSPIRA WORLDWIDE, INC.		OXYGEN BIOTHERAPEUTICS, INC.

By:	/s/ Anthony N. Cacich	By:	/s/ Richard M. Kiral
	(Signature)		(Signature)
Name:	Anthony N. Cacich	Name:	Richard M. Kiral
Title:	Vice President & General Manager	Title:	President & COO
Contract Manufacturing Services

Exhibit 1.3

API Specifications

OBI shall use all reasonable efforts to prepare and submit to Hospira the API Specifications no later than Ninety (90) days after the Effective Date. Upon submission, the API Specifications shall be attached to this Exhibit 1.3 and shall be made an integral part of this Agreement.

Hospira – Oxygen Biotherapeutics Agreement

Exhibit 1.23

Product Specifications

OBI and Hospira will consult and use all reasonable efforts to prepare and complete the Product Specifications no later than Ninety (90) days after the Effective Date. Upon completion, the Product Specifications shall be attached to this Exhibit 1.23 and shall be made an integral part of this Agreement.

Hospira – Oxygen Biotherapeutics Agreement

Exhibit 2.1

Development Activities

(Development Fees Structure)

MILESTONE I:	PROJECT INITIATION

Activities:	- Project Scope Development & Project Management

- Initiate Technical Transfer
- Validation review
- Identify filling line requirements
- Identify manufacturing precautions
Cost:	$70,000
Payment:	At initiation of project.
Timing:	1Q, 2009

MILESTONE IIA	PRODUCT DEVELOPMENT

Start Date:	Upon receipt of product requirements and agreed methods of transfer documentation
Activities:	- Method SOP transfer
- Perform associated feasibility experiments
Cost:	$75,000
Payment:	Upon completion of Milestone IIa
Timing:	2Q, 2009

MILESTONE IIB:	PRODUCT DEVELOPMENT

Start Date:	Upon completion of Milestone IIa
Activities:	- Establish internal documentation for drug product specification and methods
- Issue validation protocols based on. OBI’s SOP’s and/or Feasibility tests including results.
- Perform globule size distribution method comparability
Cost:	$75,000
Payment:	Upon completion of Milestone IIb
Timing:	2Q, 2009

MILESTONE IIC:	PRODUCT DEVELOPMENT

Start Date:	Upon completion of Milestone IIb
Activities:	- Work with OBI to select appropriate technology and methodology for determining globule size distribution of Oxycyte® emulsion
- Perform method/validation activities for the selected method
Cost:	$75,000
Payment:	Upon completion of Milestone IIc
Timing:	2Q, 2009

Hospira – Oxygen Biotherapeutics Agreement

Exhibit 2.1

Development Activities (cont’d)

(Development Fees Structure)

MILESTONE IID:	PRODUCT DEVELOPMENT

Start Date:	Upon completion of Milestone IIc
Activities:	- Evaluate raw material specification and method developments for clinical manufacturing
- Establish internal specifications for all raw materials in the formulation, including the perfluorocarbon (perfluoro-tert-butylcyclohexane).
Cost:	$75,000
Payment:	Upon completion of Milestone IId
Timing:	2Q, 2009

MILESTONE III:	ENGINEERING, CLINICAL AND REGISTRATION BATCH PRODUCTION

Start Date:	- Upon completion of Product Development stage
Activities:	- Engineering, Clinical and Registration batch production
- Prepare batch record documentation
- Final Product In-Process testing
Cost:	- Per attached Development Batch pricing table below
Payment:	- At completion of batch production
Timing:	- 3Q 2009

Note: Cost for stability studies for clinical batches to be determined and are not included in the cost per 25L or 50L batch.

All other batch sizes will be quoted individually based on batch size. OBI will be asked to issue a separate purchase order to Hospira Clayton prior to manufacture of each batch.

Development Batch Pricing Table

Batch Type	Batch Size	Price/Batch
Engineering	25L-50L	$115,000
Clinical	50L	$115,000
Registration	TBD	TBD

Hospira – Oxygen Biotherapeutics Agreement

Exhibit 2.1

Development Activities (cont’d)

(Development Fees Structure)

MILESTONE IVA:	PROCESS VALIDATION AND REVIEW

Start Date:	Upon completion of Product Development; prior to phase III clinical production.
Activities:	- Issue/review new product validation plan
- Establish specifications for commodities, including stopper and bottle suitable for Oxycyte®
Cost:	$80,000
Payment:	Upon completion of Milestone IVa
Timing:	3Q-4Q, 2009

MILESTONE IVB:	PROCESS VALIDATION AND REVIEW

Start Date:	Upon completion of Milestone IVa
Activities:	- Container closure validation
Cost:	$80,000
Payment:	Upon completion of Milestone IVb
Timing:	3Q-4Q, 2009

MILESTONE IVC	PROCESS VALIDATION AND REVIEW

Start Date:	Upon completion of Milestone IVb
Activities:	- Sterilizer validation including heat penetration
Cost:	$80,000
Payment:	Upon completion of Milestone IVc
Timing:	3Q-4Q, 2009

MILESTONE IVD:	PROCESS VALIDATION AND REVIEW

Start Date:	Upon completion of Milestone IVc
Activities:	- Perform filter compatibility study and issue report
- Perform material contact study and issue report
- Scale up activities to achieve 50L batch
Cost:	$80,000
Payment:	Upon completion of Milestone IVd
Timing:	3Q-4Q, 2009

Hospira – Oxygen Biotherapeutics Agreement

Exhibit 2.1

Development Activities (cont’d)

(Development Fees Structure)

MILESTONE V:	REGULATORY SUBMISSION (CMC PREPARATION)

Start Date:	After Process validation
Activities:	- Assumes CMC support for US, Canada and Switzerland submissions
- Compile manufacturing site information related to product and process
- Review Submission/Deficiency Response
- Pre-Approval Inspection (PAI) Readiness Assessment
- Quality Assurance Reviews and Audits
- Regulatory PAI (if required)
- Support of Submission after product approval
Cost:	$128,000
Payment:	Upon regulatory submission of Oxycyte®
Timing:	TBD by OBI

MILESTONE VI:	DOCUMENTATION REVISIONS/COMMERCIALIZATION

Start Date:	In conjunction with the Procedural Validation and Review
Activities:	- Shipper and partition drawings and production evaluation
- Product ship test
- Revise monographs
- Revise specification sheets
- Batch record revisions
- Revise master product information table
- Revise formula table
- New product checklist signoff
- Revise SOPs
Cost:	$58,000
Payment:	Upon completion of final product labeling and packaging development
Timing:	TBD by OBI

Total Cost (Milestones I, II, IV, V & VI): $US 876,000 (plus the cost of clinical batch stability testing, engineering, clinical and registration batch production and testing).

Hospira – Oxygen Biotherapeutics Agreement

Exhibit 2.1

Development Activities (cont’d)

Development Fee and Pricing Assumptions:

•	Two (2) engineering batches will be manufactured using Oxycyte®’s API.

•	Three (3) Clinical batches will be manufactured using Oxycyte®’s API .

•	One (1) to three (3) Stability/Registration batches will be manufactured using Oxycyte®’s API.

•	Dedicated equipment costs (capital and expense) will be the responsibility of OBI , OBI will assume title of equipment upon receipt at the Clayton, North Carolina site.

•	Equipment cleaning to be performed and validated with Hospira Clayton, North Carolina procedures.

•	Hospira Clayton, North Carolina’s matrix approach to media fills includes each bottle size and is acceptable to OBI (i.e., no media trials required).

•	Product stability programs to be executed by Hospira.

•

OBI is responsible for any Shipping/Transportation validation and shall provide Hospira a copy of reports prior to the scheduled pre-approval inspection. A Shipping Validation study will be quoted separately upon request.

•	All pricing is in US Dollars and is based on the assumptions listed above.

•	Annual price adjustments will be made according to the U.S. Producer Price Index, Pharmaceutical Preparation, Ethical (prescription) Commodity Code 2834, beginning January 1, 2010.

•	OBI is responsible for shipment of product from point of pick-up on the Clayton, North Carolina facility loading dock.

•	Hospira’s API liability will be as provided in the Agreement.

•	Hospira’s Recall liability will be as provided in the Agreement.

•	Drug product release testing to be performed by Hospira with issuance of a Certificate of Analysis to OBI.

•	A Development Agreement and a Technical Agreement must be executed prior to GMP batch production.

•	Development and validation of methods not currently performed on Oxycyte® are not scoped in Milestone IT (Product Development).

•	Methods for phosphatide and lysolecithin should be considered as the product is progressed towards Clinical Phase III.

•	Milestones 1 &2; 3-4 can occur concurrently.

Hospira – Oxygen Biotherapeutics Agreement

Exhibit 2.1

Development Activities (cont’d)

Oxycyte® Injection -Product Assumptions

•	Manufacturing and development will take place at Hospira’s Clayton, North Carolina, North Carolina facility

•	Product Configurations (fill volume/container size)

1.	105 mL/100mL bottle, Wheaton, type I glass, clear

2.	The 100ml bottle will have a 28mm finish, supplied by Helvoet

3.	Rubber closures for the bottles will be Helvoet Pharmaceuticals 4432/50, gray for the Development program.

4.	3 piece 28-31mm aluminum seal, supplied by West Pharmaceuticals, part #51282116.

•	All manufacturing components to be supplied by Hospira (USP).

•	In-process and release testing to be performed by Hospira, meeting USP standards.

•	Bulk active to be supplied at no charge by OBI, Inc. or supplier, ID tested only by Hospira upon receipt.

•	Mutually agreed upon drug product release testing with issuance of a Certificate of Analysis.

•	Proposal based on existing Hospira quality and validation standards.

•	Equipment cleaning to be performed with Hospira normal procedures.

Packaging

1.	Engineering Batch-Bulk packed.

2.	Clinical batch - Bulk packed.

Hospira – Oxygen Biotherapeutics Agreement

Exhibit 3.1

Payment Schedule

Payment of the Development Fee shall be in accordance with the following schedule:

•	Seventy Thousand United States Dollars ($US 70,000) upon initiation of the Project and receipt of Hospira’s invoice for the amount due;

•	Seventy-five Thousand United States Dollars ($US 75,000) within thirty (30) days after completion of all activities included in Milestone IIa and receipt of Hospira’s invoice for the amount due;

•	Seventy-five Thousand United States Dollars ($US 75,000) within thirty (30) days after completion of all activities included in Milestone IIb and receipt of Hospira’s invoice for the amount due;

•	Seventy-five Thousand United States Dollars ($US 75,000) within thirty (30) days after completion of all activities included in Milestone IIc and receipt of Hospira’s invoice for the amount due;

•	Seventy-five Thousand United States Dollars ($US 75,000) within thirty (30) days after completion of all activities included in Milestone IId and receipt of Hospira’s invoice for the amount due;

•

One Fifteen Thousand United States Dollars ($US 115,000) per batch for each run of Engineering and Clinical Products, respectively, within thirty (30) days after manufacture of such Engineering and Clinical Products and review and approval of batch records by OBI and receipt of Hospira’s invoice for the amount due;

•	Eighty Thousand United States Dollars ($US 80,000) within thirty (30) days after completion of all activities included in Milestone IVa and receipt of Hospira’s invoice for the amount due;

•	Eighty Thousand United States Dollars ($US 80,000) within thirty (30) days after completion of all activities included in Milestone IVb and receipt of Hospira’s invoice for the amount due;

•	Eighty Thousand United States Dollars ($US 80,000) within thirty (30) days after completion of all activities included in Milestone IVc and receipt of Hospira’s invoice for the amount due;

•	Eighty Thousand United States Dollars ($US 80,000) within thirty (30) days after completion of all activities included in Milestone IVd and receipt of Hospira’s invoice for the amount due;

•

One Hundred Twenty-eight Thousand United States Dollars ($US 128,000) within thirty (30) days after regulatory submission for Oxycyte® (for completion of all activities included in Milestone V), and receipt of Hospira’s invoice for the amount due;

•

Fifty-eight Thousand United States Dollars ($US 58,000) within thirty (30) days after completion of final product labeling and packaging development for Oxycyte® (for completion of all activities included in Milestone VI), and receipt of Hospira’s invoice for the amount due;

Hospira – Oxygen Biotherapeutics Agreement

Exhibit 5.10

Product Prices

Upon finalization of the Product formulation, Hospira shall provide a commercial Product price, either as a price per unit or price per batch. The commercial Product price shall be based on a full scale commercial batch.

Hospira – Oxygen Biotherapeutics Agreement

Exhibit 7.1

Product Test Methods

In consultation with OBI, no later than ninety (90) days after the Effective Date, Hospira will use all reasonable efforts to prepare and complete documentation describing the procedures, methods and protocols by which the Products will be tested and released, as specified in Section 7.1 of the Agreement. Upon completion, such documentation shall be attached to this Exhibit 7.1 and shall be made an integral part of this Agreement.

Hospira – Oxygen Biotherapeutics Agreement

Exhibit 7.2

Form of Quality Agreement

OBI and Hospira agree to consult and use all reasonable efforts to prepare and complete the Quality Agreement no later than one hundred and twenty (120) days after the Effective Date. Upon completion, the Quality Agreement shall be attached to this Exhibit 7.2 and shall be made an integral part of this Agreement.

Hospira – Oxygen Biotherapeutics Agreement

Exhibit 12.4

Alternative Dispute Resolution

The parties recognize that bona fide disputes as to certain matters may arise from time to time during the Term of this Agreement which relate to either party’s rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designee(s), provided any such designee has the authority to act on behalf of such party to effectuate any such resolution) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral having requisite legal expertise and credentials (including without limitation with respect to the substantive law of the State of Delaware) to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

(a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or Affiliates.

(b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a)-2(d) shall be repeated.

Hospira – Oxygen Biotherapeutics Agreement

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or Affiliates.

4. Atleast seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

(a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d) a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed forty (40) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a)-4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

(b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

Hospira – Oxygen Biotherapeutics Agreement

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling or award.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable (except for an alleged act of corruption or fraud on the part of the arbitrator), and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

12. The neutral may not award punitive damages. The parties hereby waive the right to punitive damages.

13. The neutral shall have the authority to grant injunctive relief and other specific performance.

14. The neutral shall, in rendering its decision, apply the substantive law of the State of Delaware, without regard to its conflict of laws provisions.

15. The hearings shall be conducted in the English language.

16. Compliance with this Exhibit 12.4 is a condition precedent to seeking interlocutory relief in any court or tribunal in respect of a dispute, but nothing in this Exhibit 12.4 will prevent a party from seeking interlocutory relief in the courts of appropriate jurisdiction provided in Exhibit 12.4, pending the neutral’s determination of the merits of the controversy, if applicable, to protect the Confidential Information, property or other rights of that party.

Hospira – Oxygen Biotherapeutics Agreement